Exhibit 10.29

ONEIDA LTD.

2012 MANAGEMENT INCENTIVE PLAN

Objective:

To create a Cash Bonus program that rewards managerial-level employees for meeting and exceeding Company performance standards based on three Components:

1.	Business Unit EBITDA (after corporate allocations)

2.	Corporate EBITDA

3.	Personal objectives

Plan Summary:

•	Targets will be established by Component for each participant.

•	A pre-determined percentage of base salary will be designated for each participant. That pre-determined percentage will be allocated to the Components of the plan as outlined below.

•	The Cash Bonus for each Component will be equal to the allocated pre-determined percentage times a multiplier, times base salary.

•	The total Cash Bonus payout will be the sum of the Cash Bonus for each Component.

•

If 100% of Target is achieved for a Component, the participant will qualify to use 100% as a multiplier. Based on achieving as low as 90% of the Target, the multiplier may be reduced to as low as 50%. There will be a 110% cap on the Cash Bonus payout and a 50% floor. See Multiplier Table below.

•	To earn a Cash Bonus for any Component at least 90% of Target must be attained for that Component.

Allocation by Components for Divisional Employees:

1.	60% - Divisional Financial Performance - measured by Business Unit EBITDA (fully allocated basis) versus approved Budget

2.	20% - Corporate Financial Performance - measured by consolidated EBITDA

3.	20% - Personnel goals & objectives - established by MCP or the COO / CFO

Allocation by Components for Corporate Employees:

1.	80% - Corporate Financial Performance - measured by consolidated EBITDA

2.	20% - Personnel goals & objectives - established by MCP or the COO/ CFO

Multiplier Table — 110% Cap on the Cash Bonus

% of Target Achieved	Multiplier	% of Target Achieved	Multiplier	% of Target Achieved	Multiplier	% of Target Achieved	Multiplier
110	110%	105	105%	100	100%	95	75%
109	109%	104	104%	99	95%	94	70%
108	108%	103	103%	98	90%	93	65%
107	107%	102	102%	97	85%	92	60%
106	106%	101	101%	96	80%	91	55%
						90	50%

Example 1:

•	A Divisional employee with a base salary of $115,000 is eligible to earn 30% of his base salary as the predetermined percentage.

•	The allocation to Components will be as follows:

1.	Divisional Financial Performance: 30% × 60% = 18%

2.	Corporate Financial Performance: 30% × 20% = 6%

3.	Personnel goals & objectives: 30% × 20% = 6%

•	The participant achieves 100% of all Components

•	They would earn a Cash bonus as follows:

1.	18% × 100% × $115,000 equals $20,700

2.	6% × 100% × $115,000 equals $6,900

3.	6% × 100% × $115,000 equals $6,900

TOTAL Cash Bonus equals $34,500

Example 2:

•	A Divisional employee with a base salary of $85,000 is eligible to earn 20% of their base salary as the predetermined percentage.

•	The allocation to Components will be as follows:

1.	Divisional Financial Performance: 20% × 60% = 12%

2.	Corporate Financial Performance: 20% × 20% = 4%

3.	Personnel goals & objectives: 20% × 20% = 4%

•	Participant achieves 110% of Component 1, 96% of Component 2 and 89% of Component 3

•	They would earn a Cash bonus as follows:

1.	12% × 110% × $85,000 equals $11,220

2.	4% × 80% × $85,000 equals $2,720

3.	4% × 0% × $85,000 equals $0

TOTAL Cash Bonus equals $13,940

Example 3:

•	A Corporate employee with a base salary of $100,000 is eligible to earn 30% of their base salary as the predetermined percentage.

•	The allocation to Components will be as follows:

1.	Divisional Financial Performance: 30% × 0% = 0%

2.	Corporate Financial Performance: 30% × 80% = 24%

3.	Personnel goals & objectives: 30% × 20% = 6%

•	The participant achieves 105% of Component 2 and 99% of component 3

•	They would earn a Cash bonus as follows:

1.	24% × 105% × $100,000 equals $25,200

2.	6% × 95% × $100,000 equals $5,700

TOTAL Cash Bonus equals $30,900

Terms and Conditions of the 2012 Oneida Ltd.

Management Incentive Bonus Plan

1.	This 2012 Oneida Ltd. (“Oneida”) Management Incentive Bonus Plan (“Bonus Plan”) will be administered by Oneida’s Board of Directors (the “Board”), and the Board will have sole power to (i) construe and interpret the Bonus Plan, including the calculation of EBITDA; (ii) establish, amend or waive rules for the administration of the Bonus Plan; (iii) correct inconsistencies in the Bonus Plan or in any bonus paid hereunder; (iv) determine when any payment is due; and (v) make all discretionary decisions under the Bonus Plan, including eligibility for participation in the Bonus Plan. Notwithstanding any other provision of the Bonus Plan, the Board may amend, modify, suspend or terminate the Bonus Plan at any time for any reason.

2.	No member of the Board will be liable for actions or determination made in good faith with respect to the Bonus Plan, or for the value of bonuses paid under it.

3.	All determinations and decisions made by the Board pursuant to the provisions of the Bonus Plan will be final, conclusive and binding on all persons, including the Company, the eligible employees, and the estates and beneficiaries of eligible employees.

4.	No bonus, or any purported rights to payment thereof, may be assigned, transferred, pledged or otherwise encumbered by an eligible employee, or subject to any execution, attachment, or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition will be null, void and without effect. No bonus, before actually paid, may be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by an eligible employee or any other person, or be transferable by operation of the law in the event of the eligible employee’s or any other person’s bankruptcy or insolvency.

5.	Neither the action of Oneida in establishing the Bonus Plan, nor any action taken by it or by the Board under the Bonus Plan, or any provision of the Bonus Plan, may be construed as giving to any person the right to be retained in the employ of Oneida or to receive a particular bonus, if any, under the Bonus Plan.

6.	Upon an eligible employee’s termination of employment with Oneida or cessation of active full time employment, any eligibility for a bonus payment hereunder will be immediately forfeited, including if such termination is due to the eligible employee’s death, disability or retirement on or after age 65. Payments under the Bonus Plan will be made from Oneida’s general assets, and no obligations hereunder will be secured by any specific assets of Oneida.

7.	The payout to the participant under this plan will be made by the upon the completion of the annual audit by BDO Seidman, which is typically at the end of the first quarter of the following fiscal year. In no event will payment be later than the end of the fiscal year after the year for which the bonus is earned. The participant must be employed by Oneida on the day of payout to be eligible to receive this bonus.

8.	The Bonus Plan will be governed by the laws of the State of New York.